014 High Yield Trust Attachment
02/29/2004 semi annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


53a Putnam Managment has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal period, legal shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $50,002.

72 DD1
Class A		85,545
Class B		29,842
Class C		  3,829
72 DD2
Class M		 1,701
Class R		        2
Class Y		 9,349
73 A1
Class A		0.300
Class B		0.270
Class C		0.271
73 A2
Class M		0.289
Class R		0.290
Class Y		0.312
74 U1
Class A		263,883
Class B		100,142
Class C		  12,650
74 U2
Class M		 5,326
Class R		        8
Class Y		30,129
74 V1
Class A		8.03
Class B		7.99
Class C		7.99
74 V2
Class M		8.03
Class R		8.03
Class Y	            8.01